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                                                                  EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements (No. 333-04715, 033-98902, 333-07681 and 333-28125) on Form S-3 and
(No. 333-04320 and 333-11219) on Form S-8 of AccuMed International, Inc. of our report, which includes an explanatory paragraph related to substantial doubt about the ability of Alamar Biosciences, Inc. to continue as a going concern, dated November 19, 1995, on our audits of the financial statements of Alamar Biosciences, Inc. as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-KSB for the year ended September 30, 1995.



                                              /s/ Coopers & Lybrand L.L.P.




Sacramento, CA
September 12, 1997